March 6, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have read item 4 of Form 8-K dated March 7, 1996, of The Diana Corporation and are in agreement with the statements contained in
Item 4, paragraph (a) on pages 1 and 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                   Very truly yours,



                                   /s/ Ernst & Young LLP